Exhibit No. 99.1

MIKRON INFRARED, INC. REPORTS
RESULTS FOR THE FIRST QUARTER OF FISCAL YEAR 2006

Mikron Posts Record Sales and Operating Income for the Three Months Ended January 31, 2006.

Mikron Infrared, Inc. (NASD: MIKR) announced its financial results for the first quarter of its fiscal year ending October 31, 2006.

Mikron’s first quarter sales and operating income were records for the company. Sales of $8,343,001 for the first quarter of fiscal 2006 were 13% higher than the $7,363,417 of sales achieved during the same quarter in fiscal 2005. Operating income increased from $1,071,771 in the first quarter of fiscal 2005, to $1,328,259 for the first quarter of fiscal 2006, a 24% quarter to quarter comparative increase. Both basic and fully diluted earnings per share were $0.14 for the first quarter of fiscal 2006, compared to $0.12 (basic) and $.11 (fully diluted) EPS for the first quarter of fiscal 2005.

Gerry Posner, Mikron’s President, commented that: “The first quarter of fiscal 2006 was gratifying in that Mikron sustained strong sales and operating profit performance. Mikron’s European units continued to outperform and North American operations had a solid quarter as well. This resulted in an increase over the comparable quarter last year of 13% in sales and 24% in operating income. We were also pleased to see our gross margin increase from 54.4% in the first quarter of fiscal 2005 to 54.8% in the first fiscal quarter of 2006. This increase is attributed to product mix and a fuller absorption of overhead at the higher sales level.”

Dennis Stoneman, Mikron’s Executive Vice President said: “The acceptance rate of our new line of handheld thermal imagers has continued to accelerate, and sales of fixed thermal imaging cameras have been strong as well. The new 7500 fixed camera achieved some significant orders during its introduction due to its exceptional price/performance ratio.”

Paul Kohmescher, Mikron’s Chief Financial Officer stated: “In the first quarter of fiscal 2006, Mikron continued to retire its long-term debt, reducing it by over $560,000. The strong sales in the first quarter in conjunction with a reduction of inventory has brought an opportunity to continue our efforts started in fiscal 2005 to prepay our long term debt and reduce interest expense.”

About Mikron Infrared, Inc.

Mikron Infrared, Inc., founded in 1969, is a developer, manufacturer and marketer of infrared non-contact temperature measurement devices, temperature sensors, calibration sources and thermal imaging systems. Its executive offices and manufacturing facilities are located at 16 Thornton Road, Oakland, NJ (Tel. No. 201-405-0900).

Consolidated statements of operations

	3 MONTHS ENDED JANUARY 31, 2006	3 MONTHS ENDED JANUARY 31, 2005
Revenues:
Net Sales	$8,343,001	$7,363,417
Costs and Expenses
Cost of goods sold	3,767,761	3,357,331
Selling, General and Administrative	2,648,659	2,343,665
Research, Development And Engineering	598,322	590,650
Total Costs and Expenses	7,014,742	6,291,646
Income from Operations	1,328,259	1,071,771
Other Income (Expense):
Interest (Net)	(21,061)	(68,546)
Other (Expense) Income, net	(1,370)	8,783
Net Income Before Income Taxes	1,305,828	1,012,008
Income Tax Provision	(523,245)	(399,535)
Net Income	782,583	612,473
Net Income per Share-Basic	$0.14	$0.12
Weighted Average Number of Shares-Basic	5,598,556	5,271,911
Net Income per Share-Diluted	$0.14	$0.11
Weighted Average Number of Shares-Diluted	5,604,354	5,421,512

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include but are not limited to statements regarding our business strategy, marketing assumptions, product development, plans concerning the commercialization of products, risks associated with demand for and market acceptance of existing and newly developed products as to which we have made significant investments, general economic and industry conditions; competitive products and pricing pressures and increased pricing pressures from our customers. Such statements are not guarantees of future performance. They are subject to certain risks, uncertainties and assumptions that are difficult to predict, and that could cause actual results to differ materially from those included in the forward-looking statements. Factors that could affect the company's actual results include but are not limited to the risks discussed in the company's Annual Report on Form 10-KSB for the year ended October 31, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The company undertakes no obligation to update publicly any forward-looking statements to reflect the occurrence of unanticipated events.

Contact:	Mikron Infrared, Inc Paul Kohmescher 201/405-0900